Exhibit 10.18

SITEL CORPORATION

Summary of Jorge A. Celaya Compensation Arrangements
As of January 1, 2005

Mr. Celaya serves as Executive Vice President and Chief Financial Officer of the company.  He does not have a written employment agreement.  The Compensation Committee and other independent directors consider the recommendations of the Chief Executive Officer and approve Mr. Celaya’s base salary, bonus opportunity, other incentives if any, and equity compensation from time to time.

Base Salary:  Mr. Celaya’s annual base salary is $290,000.

Bonus Opportunity:  For 2005, Mr. Celaya is eligible to receive a bonus of up to 90% of his base salary pursuant to the company’s 2005 Management Incentive Plan (the 2005 MIP).  Mr. Celaya’s bonus opportunity is based exclusively on the company achieving the 2005 EPS targets set by the Compensation Committee.  Mr. Celaya would receive no bonus under the plan unless at least the low EPS target is achieved.  At the low EPS target, subject to the other general conditions of the plan, he would receive a bonus of 22.5% of his base salary.  For each additional specified increment in EPS achieved, his bonus would be increased by 7.5 percentage points, up to the maximum bonus opportunity of 90% of his base salary.  This description of the bonus award is subject to the general conditions of the 2005 MIP, which includes for example provisions that participants must remain employed at the time the incentive is to be paid and that the calculated incentive may be reduced based upon a participant’s performance below expectations regarding their individual financial and/or non-financial performance objectives.

Equity Compensation:  Mr. Celaya has options to purchase 300,000 shares of the company’s common stock, pursuant to the 1999 Stock Incentive Plan, as amended (the Incentive Plan).  The Compensation Committee granted these options in 2003 when Mr. Celaya joined the company.  The options have an exercise price of $1.65 per share, become exercisable in three annual installments on each of October 27, 2004, 2005, and 2006, and have a ten year term.  The options were granted at the fair market value of the company’s common stock on the date of grant.  The terms of the options include provisions for acceleration of the vesting of such options in the event of a change of control of the Company (as defined in the Incentive Plan) or in the event Mr. Celaya’s employment is terminated without cause (as defined in the option agreement) prior to October 27, 2005, the two-year anniversary of his start date.  In the former case, the options would be accelerated and remain exercisable in accordance with Section 13(b) of the Incentive Plan.  In the latter case, the options would be accelerated and remain exercisable for the balance of such two-year period.  Mr. Celaya’s options are subject to earlier exercise or termination and the other terms and provisions of the applicable option agreement and the Incentive Plan.

Other:   If Mr. Celaya’s employment is terminated without cause (as defined in his option agreement) or for reasons related to change in control prior to October 27, 2005, then the company has agreed to pay Mr. Celaya severance in a lump sum equal to his base salary for the number of months remaining prior to such two-year anniversary (or six months base salary if termination occurs within the last six months of such two year period).  If Mr. Celaya is terminated without cause after October 27, 2005, the Company has agreed to pay severance in a lump sum equal to six months base salary.  Mr. Celaya is eligible to participate in the company’s benefit plans that are offered U.S. exempt employees (within the meaning of the Fair Labor Standards Act) generally.  The company may pay for certain personal benefits from time to time (such as relocation costs and associated taxes incurred in 2004), which in the aggregate have been less than 10% of Mr. Celaya’s combined salary and bonus (if any) in each of the past two calendar years since he joined the company.   Mr. Celaya’s previously filed employment offer letter contains other terms of his employment and compensation arrangements.